ENTERPRISE ANNOUNCES BOARD OF GENERAL PARTNER

Houston, Texas (April 24, 2014) –  Enterprise Products Partners L.P. ("Enterprise") (NYSE: EPD), today announced the election of the board of directors for its general partner.  The board is made up of nine members, five of whom are independent, non-management directors, in accordance with the New York Stock Exchange listing standards.

The independent, non-management directors are Thurmon M. Andress, E. William Barnett, James T. Hackett, Charles E. McMahen and Richard S. Snell.  Directors who are members of management or are otherwise affiliated with Enterprise's general partner are Randa Duncan Williams, Michael A. Creel, A. James Teague and W. Randall Fowler.  Ms. Williams will continue to serve as chairman of the board.  Larry J. Casey and Edwin E. Smith will serve as advisory directors, and O. S. "Dub" Andras will continue to serve as an honorary director.

New to the board is Mr. Hackett, who served as Executive Chairman of the board of directors of Anadarko Petroleum Corporation, one of the world's largest independent oil and natural gas exploration and production companies, from 2012 to 2013 after serving as Chief Executive Officer from 2003 to 2012 and Chairman of the Board from 2006 to 2012.  He also served as Anadarko's President from 2003 to 2010.  Mr. Hackett is a partner with Riverstone Holdings LLC (a private energy investment firm) and a director of Cameron International Corporation, Fluor Corporation and Bunge Ltd.  He also serves on the board of a closed investment fund traded on the London Stock Exchange called Riverstone Energy Ltd.  Mr. Hackett is a former director of Halliburton Company and the former Chairman of the Board of the Federal Reserve Bank of Dallas.  He is Chairman of the National Petroleum Council, a member of the Society of Petroleum Engineers and Chairman of the Baylor College of Medicine Board of Trustees.  Mr. Hackett is also a former adjunct Professor of Finance at Rice University.

Members of the Audit and Conflicts Committee of the board are Mr. McMahen (chair), Mr. Andress and Mr. Snell.  Members of the Governance Committee of the board are Mr. Barnett (chair), Mr. Hackett and Ms. Williams.

This board election and the new designation of committee members were effective today.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include:  natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals (including LPG); crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  The partnership's assets include approximately 51,000 miles of onshore and offshore pipelines; 200 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.  Additional information regarding Enterprise can be found on its website, www.enterpriseproducts.com.

Contacts:    Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635
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